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                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        We have issued our reports dated May 8, 1995, accompanying the consolidated financial statements of Kent Electronics Corporation and Subsidiaries contained in the Registration Statement and Prospectus and accompanying the financial statements and schedule included in the Annual Report on Form 10-K for the year ended April 1, 1995, which is incorporated by reference in the Registration Statement and Prospectus. We consent to the use and incorporation by reference of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".

GRANT THORNTON LLP

Houston, Texas
August 21, 1995